AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1999

                                              Registration No. 333-_____________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                       ---------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                       ---------------------------------


                              SENSE HOLDINGS, INC.
                 (Name of Small Business Issuer in Its Charter)

               Florida                         334110                       82-0326560
   (State or Other Jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
   Incorporation or Organization)      Classification Number)          Identification No.)

                         7300 West McNab Road, Suite 117
                                Tamarac, FL 33321
                                (954) 726 - 1422
          (Address and Telephone Number of Principal Executive Offices)
                            -------------------------

                          Dore Scott Perler, President
                         7300 West McNab Road, Suite 117
                                Tamarac, FL 33321
                                (954) 726 - 1422
            (Name, Address and Telephone Number of Agent For Service)
                         ------------------------------
                        Copies of all communications to:

                           Steven I. Weinberger, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   |_|


                                                  CALCULATION OF REGISTRATION FEE

                                                                 Proposed                 Proposed
   Title of Each                                                 Maximum                  Maximum
Class of Securities                      Amount to be          Offering Price             Aggregate              Amount of
  to be Registered                         Registered             Per Security           Offering Price        Registration Fee
--------------------                     ---------------       -----------------         ---------------       ----------------
Common Stock, par value
$.10 per share(1)                           1,241,734                $1.00                    $1,241,734             $345.20
                                                                                                                     -------


Total Registration Fee                                                                                               $345.20


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on September 13, 1999.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                    Subject to Completion September 17, 1999


PROSPECTUS

                              SENSE HOLDINGS, INC.


                        1,241,734 Shares of Common Stock
                           ($.10 par value per share)



         This prospectus covers the 1,271,734 shares of common stock, $.10 par value per share, of Sense Holdings, Inc. being offered by certain selling securityholders. We will not receive any proceeds from the sale of the shares by the selling securityholders.


         Our common stock is traded in the National Quotation Bureau's "Pink Sheets" under the trading symbol "SEHO" (previously CTSMD). On June 30, 1999, the last day on which a trade in our common stock was reported, the closing price was $1.00. There is currently only a limited trading market in our common stock and we do not know whether an active trading market will develop. See "Risk Factors" beginning on Page 7.

                        --------------------------------

         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 7.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        --------------------------------


                The date of this prospectus is ____________, 1999

                              AVAILABLE INFORMATION

         Following the effective date of the registration statement relating to this prospectus, we will file annual, quarterly and special reports with the United States Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will be publicly available through the SEC's web site on the Internet at http://www.sec.gov.

         This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Please direct your request to the Company at Sense Holdings, Inc., 7300 West McNab Road, Suite 117, Tamarac, Florida 33321,
Attention: Chief Executive Officer, telephone (954) 726-1422.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including information contained under the caption "Risk Factors", "Business" and Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

         This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. You are urged to read this prospectus carefully and in its entirety.


                                   THE COMPANY


         Sense Holdings, Inc. is a Florida corporation. We design, develop, manufacture and sell security identification systems designed to assist employers by integrating functions such as:

         o authenticating the identity of employees when they arrive at and leave work;

         o        gathering data, including the time each employee attends work;

         o performing calculations based on the data that is gathered, and exporting this information electronically, to third-party payroll software, such as that provided by ADP, so that automated payroll checks can be produced;

         o granting access to locked buildings, offices or other secured areas; and

         o        producing logs and reports related to the foregoing.


         Our systems use a person's fingerprint as the method of verifying his or her identity, and authenticating his or her attendance at work. The use of unique physical traits such as fingerprints, retina lines, voice waves and palm prints to verify a persons' identity, is known as "biometric" identification. We believe that fingerprint identification is far more effective in authenticating employees' actual attendance at work than is traditional time clock verification. We also believe that fingerprint verification is more widely accepted and more cost effective than other available forms of biometric identification systems.

         We currently have one security identification system, which we call "CheckPoint T/A(TM)". CheckPoint T/A(TM) has hardware and software components that identify an employee by comparing his or her fingerprint to the fingerprint on file with the employer, while gathering time and attendance data each time the employee's fingerprint is read. The data can be transmitted to widely-recognized payroll services such as ADP, so that payroll checks may be prepared directly from the attendance data gathered by our system. CheckPoint T/A(TM) data can also be used to produce a variety of logs, reports and user histories.

         We have completed the production of pilot versions of CheckPoint T/A(TM), and have built 15 prototypes that will be field tested over the next three months. We commenced marketing systems in July 1999 and, to date, have sold and shipped six CheckPoint T/A(TM) systems, and have firm orders for an additional 19 systems, six of which are scheduled for August shipment. We expect to generate revenue from sales of CheckPoint T/A(TM) systems, add-on modules to accommodate employers with large numbers of employees, sales of software upgrades and sales of maintenance and service contracts.

         We are also developing a modified version of CheckPoint T/A(TM), to be known as CheckPoint A/C(TM). CheckPoint A/C(TM) will incorporate "access control" functions into our CheckPoint T/A(TM) system. These functions will provide user access to buildings, offices and other secure areas, based upon authentication of the user's fingerprint. The program can incorporate different levels of security to permit access to places based upon the level of the user's security clearance. We intend to market CheckPoint A/C(TM) at a higher price than CheckPoint T/A(TM), to provide for the increased level of technology and functionality provided by CheckPoint A/C(TM) .

         Initially, we will market CheckPoint T/A(TM) to manufacturers and retailers with at least 15 employees. We plan to sell CheckPoint T/A(TM) and future products through an in-house sales force who will use telemarketing lead generation, direct marketing programs, trade show participation, and local, regional and national advertising campaigns to generate sales.

         To date, we have only generated minimal revenues from operations. For the year ended December 31, 1998, and the six months ended June 30, 1999, we incurred losses of $(174,629) and $(373,718), respectively. We recently completed a private offering of our common stock, and received approximately $700,000 from that offering.

         Our fiscal year end is December 31. Our executive offices are located at 7300 West McNab Road, Suite 117, Tamarac, Florida 33321, and our telephone number there is (954) 726- 1422.

         See "Risk Factors", "Management", "Business" and "Certain Transactions" for a discussion of certain factors which should be considered in evaluating the Company and its business.


                                  THE OFFERING

Common Stock Offered by
Selling Securityholders........................................  1,241,734 shares(1)

Common Stock Outstanding:
     Prior to the Offering ....................................  6,071,736
     After the Offering  ......................................  6,071,636

Trading Symbol for Common Stock................................  SEHO (previously CTSMD)(2)

Risk Factors ..................................................  The offering involves a high degree of risk. See "Risk Factors".

---------------------------
(1) The selling securityholders are offering up to 1,241,734 shares of our common stock that they presently own. The shares will be sold in transactions that may be effected by them from time-to-time. We have not arranged for any broker or underwriter to sell the shares on behalf of the selling securityholders. See "Description of Securities".

(2) Our common stock is currently listed in the National Quotation Bureau's "Pink Sheets". Following the effective date of the registration statement, we intend to apply for listing on the National Association of Securities Dealers, Inc.'s "OTC Bulletin Board". See "Risk Factors".

                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from our financial statements that are included in this prospectus. The information for the year ended December 31, 1998 is derived from our audited financial statements. The information for the six months ended June 30, 1999 is derived from our unaudited financial statements. See "Financial Statements" and "Management's Discussion and Analysis or Plan of Operation".

                                         (in 000's, except per share data)

                                                  Year ended                Six Months Ended
                                               December 31, 1998                June 30, 1998
                                               -----------------            ---------------------
                                                                                (unaudited)
Revenues                                             $   - 0 -                 $   - 0 -

Operating Expenses                                   $ 174,629                 $ 373,718

Net (Loss)                                           $(174,629)                $(373,718)

Net (Loss) Per Share                                     $(.04)                    $(.08)


                                               December 31, 1998              June 30,  1999
                                               -----------------              --------------
                                                                                (unaudited)
Working Capital
  (Deficit)                                          $ (124,643)                 $553,024

Total Assets                                         $   23,378                  $612,079

Current Liabilities                                  $  139,424                  $ 46,968

Long-Term Note Payable                               $    - 0 -                  $  - 0 -

Shareholder's Equity
  (Deficit)                                          $ (116,046)                 $565,111

                                        6

                                  RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward- looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed below, and elsewhere in this prospectus.

Net Losses

         For the fiscal year ended December 31, 1998, and the six months ended June 30, 1999, we experienced net losses of $(174,629) and $(373,718), respectively. Our operating results for future periods will include significant expenses, including product and service development expenses, sales and marketing costs, programming and administrative expenses and acquisition costs, and will be subject to numerous uncertainties. As a result, we are unable to predict whether we will achieve profitability in the future.

We May Need Additional Capital

         We recently received net proceeds from the sale of shares of our common stock of approximately $700,000. However, our operations are capital intensive and our growth will consume a substantial portion of our available working capital. Therefore, depending upon the timing and rate at which we are able to generate revenues from operations, we may require additional capital in order to fund our operations. We cannot predict whether additional financing will be available to us on acceptable terms.

Competition

         We do not believe that intense competition currently exists for biometric security systems for use in the private sector. However, the demand for more reliable security systems is high and we expect that additional competition will develop as others develop technologies for applications similar to ours. Our ability to compete successfully will depend on many factors, including our ability to adapt to changing technologies and meet the needs of the marketplace on a price competitive and timely basis.

         Competition may come from companies using biometric fingerprint technology, as well as from companies using other biometric identification methods. Competition is likely to include companies with longer operating histories and greater financial and other resources than we have. Our inability to compete successfully will have a material adverse effect on our financial condition and results of our operations.

Important Contract Could Terminate

         We have an agreement with a company which licenses software that enables the data gathered by CheckPoint T/A(TM) systems to be formatted and transmitted to third party payroll services. That agreement may be terminated by either party on ninety days' prior written notice.

         If this agreement is terminated, our ability to continue to produce and market CheckPoint T/A(TM), and, therefore, our financial results of operations, will be adversely affected.

We Have Only a Limited Operating History

         We were recently formed and have only conducted limited operations. We have no operating history that permits you to evaluate our business and our prospects based on prior performance. You must consider your investment in light of the risks, uncertainties, expenses and difficulties that are usually encountered by companies in their early stages of development, particularly those engaged in emerging technologies such as biometrics.

We Have Performed No Market or Research Studies

         Our success will be dependent on our ability to successfully market our security identification systems and support services, end-users, distributors and resellers. We have not commissioned a formal market or research study to determine whether sufficient demand for our products and services exists to enable us to sustain operations, expand or achieve profitability.

There are Risks to Our Operations

         Some of the factors that could significantly affect our operations are:

         o our ability to attract new customers and maintain existing customers;

         o the emergence of new technology that becomes more desirable than ours;

         o the emergence of price competition, as well as competition from other types of security identification systems;

         o our ability to instill consumer confidence in the price and performance of our products;

         o our ability to upgrade and develop our infrastructure to accommodate growth;

         o         our ability to attract qualified personnel;

         o the amount and timing of capital expenditures related to sustaining and expanding our operations;

         o our ability to keep our technology up to date so that we may compete effectively; and

         o         general economic conditions.

There is Only a Limited Trading Market for Our Stock

         Our common stock is traded in the "Pink Sheets" and there is currently only a limited trading market for our shares. Therefore, prospective investors should not view historic market prices as indicative of the prices at which our shares can be bought or sold. Following the effective date of the registration statement, we will be required to file periodic reports with the Securities and Exchange Commission. At that time, we anticipate that we will become eligible to have our shares listed on the Over-the Counter Bulletin Board, an electronic trading system maintained by the National Association of Securities Dealers. There is no assurance that our shares will be listed on the Bulletin Board or even if they are, that more than a limited trading market will develop.

We May Have Difficulty Managing Growth

         Further expansion of our operations will be required to address potential growth of our customer base and market opportunities. Expansion will place a significant strain on our management, operational and financial resources. Currently, we have only a limited number of employees to do this, and will need to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our employee base. We also will be required to expand our finance, administrative and operations staff. Furthermore, we intend to enter into relationships with various strategic partners, including product manufacturers and distributors and other service providers and other third parties necessary to our business. Our failure to manage growth effectively could have a damaging effect on our business, results of operations and financial condition.

Failure Of Our Internal Systems May Also Damage Our Operations

         We use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We must continually improve these systems in order to meet the level of use. Furthermore, in the future, we may add additional features and functionality to our products and services that may cause us to develop or license additional technologies.

         Our inability to:

         o         add additional software and hardware

         o develop and upgrade existing technology, transaction processing systems and network infrastructure to meet increased volume through our processing systems or

         o         provide new features or functionality

may cause system disruptions, slower response times, reductions in levels of customer service, decreased quality of the user's experience, and delays in reporting accurate financial information. Our inability to meet these needs would have a negative effect on our business, results of operations and financial condition.

We Run The Risk Of Rapid Technological Changes

         The market in which we compete faces rapidly changing technology, evolving industry standards, frequent new service and product introductions and changing customer demands. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies and to adapt our services to evolving industry standards. We also need to continually improve the performance, features and reliability of our products and services in response to competition and the evolving demands of the marketplace.

We Are Dependent On Certain Key Executive Officers

         We are depending greatly on Dore Scott Perler, Andrew Goldrich and Shawn Tartaglia, who are our key executives. While we have entered into contractual agreements with them, the loss of any of their services would be highly damaging to us. At this point, we do not have key- man insurance on their lives.

Securities and Exchange Commission Rules On "Penny Stocks" Could Greatly Affect the Market for Our Common Stock

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". As a result, it may be subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors, unless the common stock is listed on The Nasdaq SmallCap Market. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them. While we intend at some future date to list our common stock on the Nasdaq SmallCap Market, when we satisfy their various criteria, we cannot predict whether we will ever be able to qualify.

It Is Not Likely That We Will Pay Dividends On Our Common Stock for the Foreseeable Future

         We have no present intention of paying cash dividends on our common stock in the foreseeable future, as we intend to follow a policy of retaining our earnings, if any, for use in our business.

Shares Eligible for Future Sale May Negatively Affect the Market for Our Common Stock

         The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to the offering under Rule 144 under the Securities Act or this prospectus or otherwise, could have a major negative effect on the market price of our common stock. It could also limit our ability to raise additional capital from the sale of our equity securities or debt financing. There are currently 5,339,715 shares of our outstanding common stock that are "restricted securities", including 1,241,734 shares registered for sale by this prospectus. All of these "restricted" shares may, in the future, be sold. If we do not have a substantial market for our shares, a significant number of shares being sold could greatly affect the market and cause a decline in the price of our common stock.

Year 2000 Risk

         We have implemented a Year 2000 date conversion program to ensure that our computer systems and applications will function properly beyond 1999. We believe that we have allocated adequate resources for this purpose and expect our Year 2000 date conversion program to be successfully completed on a timely basis. We cannot be sure, however, that this will be the case. We do not expect to incur significant expenditures to address this issue. The ability of third parties with whom we transact business to adequately address their respective Year 2000 issues is outside of our control. We cannot be certain that our failure or the failure of these third parties to adequately address Year 2000 issues will not have a negative effect on our business, financial condition, cash flows and results of operations.

         It is not possible to foresee all risks which may affect us. Moreover, we cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the Shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 1999. The table does not reflect the exercise of any options. The table should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus.

                                               June 30, 1999
                                               -------------


Shareholder's equity:

     Common Stock, $.10 par value,
     10,000,000 shares authorized,
     5,836,566 shares issued and
     outstanding actual                           $583,657

Additional paid-in capital                         529,801

Accumulated deficit                               (548,347)

     Total shareholder's equity                   $565,111
                                               -----------
     Total  capitalization                        $565,111
                                               ===========


                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling securityholders.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our shares of common stock are listed in the National Quotation Bureau's "Pink Sheets" under the symbol "SEHO" (previously CTSMD). There is currently a limited trading market for our shares and we do not know whether an active market will develop The reported high and low bid prices for the common stock are shown below for the period from July 1, 1997 through June 30, 1999. An "*" indicates that no trades were reported during the quarter. The quotations, which were provided by the research department of the Nasdaq Stock Market, Inc., reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period                                          High                     Low
------                                          ----                     ---

Third Quarter ended 9/30/97                      *                         *
Fourth Quarter ended 12/31/97                    *                         *

First Quarter ended 3/31/98                   $.09375                    $.0625
Second Quarter ended 6/30/99                     *                         *
Third Quarter ended 9/30/98                      *                         *
Fourth Quarter ended 12/31/98                    *                         *

First Quarter ended 3/31/99                     $3.50                     $1.00
Second Quarter ended 6/30/99                    $1.00                      $.75


         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.


                           FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus discuss future expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         During the twelve month period immediately following the date of this prospectus, our goal is to design, produce and market our biometric security devices. In order to accomplish our goal, we must create, with the assistance of various consultants, a computer network which will allow our clients to receive our services and purchase our products.

Results of Operations - July 13, 1998 (Inception) - December 31, 1999
---------------------------------------------------------------------

Operating Expenses

         Operating expenses were $174,629 for the period ended December 31, 1998. These expenses consisted mainly of general and administrative expenses of $99,611, primarily attributable to salaries, advertising and professional fees, and research and development expenses of $71,510, consisting of software purchased for use in the production of security systems.

Results of Operations - January 1, 1999 - June 30, 1999 (Unaudited)
-------------------------------------------------------------------

Operating Expenses

         Operating expenses were $373,718 for the period ending June 30, 1999. These expenses consisted mainly of general and administrative expenses of $210,992 primarily attributable to salaries and professional fees, non-cash compensation expenses of $91,250, and research and development expenses of $66,907, consisting of software purchased for use in the production of security systems.

Liquidity and Capital Resources

         We have financed our growth and cash requirements through capital contributions from existing shareholders. We do not currently have any credit facilities from financial institutions or private lenders.

         We believe that cash to be generated from our future levels of operations will be sufficient to meet working capital requirements over the balance of the current year. We continue to seek opportunities for growth, and in connection therewith, may require additional cash in the form of equity, bank debt or debt financing. Additional financing may not be available to us on acceptable terms.

Year 2000 Compliance

         Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years in the date code field.. Computer systems and products that do not accept four-digit year entries will need to be upgraded or replaced to accept four-digit year entries to distinguish years beginning with 2000 from prior years. Management has completed the process of becoming compliant with the Year 2000 requirements at an approximate cost of $1,000. Our products are Year 2000 compliant because of a special "Real Time Clock" board used to keep perfect time and date. There can be no assurance, however, that computer systems operated by third parties, including customers, vendors, credit card transaction processors, and financial institutions, with which our management information system interface will continue to properly interface with our system and will otherwise be compliant on a timely basis with Year 2000 requirements. We are currently developing a plan to evaluate the Year 2000 compliance status of third parties with which our system interfaces. Any failure of the systems of third parties to timely achieve Year 2000 compliance could have a material adverse effect on our business, financial condition and operating results.

                                    BUSINESS

         We design, develop, manufacture and sell security identification systems designed to assist employers by integrating functions such as:

         o authenticating the identity of employees when they arrive at and leave work

         o         gathering data, including the time each employee attends work

         o coordinating the data that is gathered, tax information provided by the employee and third-party payroll software, such as that provided by ADP, so that automated payroll checks can be produced

         o         producing logs and reports related to the foregoing.

         Our systems use a person's fingerprint as the method of verifying his or her identity, and authenticating his or her attendance at work.

Industry

         The use of unique physical traits such as fingerprints, iris and retina lines, voice waves and palm prints to verify a persons' identity, is known as "biometric" identification. Biometric technology has been used for decades in government and law enforcement applications. But, until recently, these systems were too expensive to manufacture to make retail marketing realistic. With the introduction of more powerful computers and the development of more advanced software applications, biometric identification techniques can be adapted for commercial purposes on an economically feasible basis.

         We believe that fingerprint identification is far more effective in authenticating employees' actual attendance at work than traditional time clock verification. We also believe that fingerprint verification is less intrusive, more widely accepted and more cost effective than other available forms of biometric identification systems.

Products

         We currently have one security identification system, which we call "CheckPoint T/A(TM)". CheckPoint T/A(TM) has hardware and software components that identify an employee by comparing his or her fingerprint to the fingerprint on file with the employer, while gathering time and attendance data each time the employee's fingerprint is read. The user's fingerprint is scanned by means of an optical reader with sensors that scan and capture the image of the fingerprint. Software technology then permits the image to be converted into data that can be stored in the employer's computer database as a reference for user access. The data is stored in the employer's computer and can be transmitted to widely-recognized payroll services such as ADP, so that payroll checks may be prepared directly from the attendance data gathered by our system. CheckPoint T/A(TM) data can also be used to produce a variety of logs, reports and user histories.

         We have completed the production of pilot versions of CheckPoint T/A(TM), and have built 15 prototypes that will be field tested over the next three months. We commenced marketing systems in July 1999 and, to date, have sold and shipped six CheckPoint T/A(TM) systems, and have firm orders for an additional 19 systems, six of which are scheduled for August shipment. We expect to generate revenue from sales of CheckPoint T/A(TM) systems, add-on modules to accommodate employers with large numbers of employees, sales of software upgrades and sales of maintenance and service contracts.

         We are also developing a modified version of CheckPoint T/A(TM), to be known as CheckPoint A/C(TM). CheckPoint A/C(TM) will incorporate "access control" functions into our CheckPoint T/A(TM) system. These functions will provide user access to buildings, offices and other secure areas, based upon authentication of the user's fingerprint. The program can incorporate different levels of security to permit access to places based upon the level of the user's security clearance. We intend to market CheckPoint A/C(TM) at a higher price than CheckPoint T/A(TM), to provide for the increased level of technology and functionality provided by CheckPoint A/C(TM) .

Product Development, Manufacturing and Assembly

         A CheckPoint T/A(TM) system consists of an optical fingerprint scanner with sensors, a custom-built Pentium-based computer with VGA color display and our proprietary software.

         The software portion of CheckPoint T/A(TM) has been developed by our in-house computer programmers and software engineers. The source code for the software is our proprietary property. This software enables CheckPoint T/A(TM) to gather, filter and sort data, generate reports from the data and compute payroll information for transmission to third party payroll services.

         We obtain most of the hardware components for CheckPoint T/A(TM) off-the-shelf, from various vendors. However, certain hardware components are designed to our specifications and manufactured exclusively for us by Test Systems Engineering.

         We have entered into a license agreement with SAC Technologies, Inc. Under this agreement, we have the exclusive right to include SAC's technology in our identification systems. This technology consists of the optical fingerprint scanner with sensors and related software that converts a fingerprint image into data that is stored in CheckPoint T/A(TM)'s database. We have agreed to pay SAC a one time license fee of $100,000 for the right to use its technology and manufacture and market CheckPoint T/A(TM) under our name. We also agreed to pay royalties to SAC of $50 per system sold, with annual minimum royalties of $50,000. We have paid SAC $37,500 and must pay the balance to SAC in three quarterly payments. Our agreement with SAC continues until December 21, 2002, but as long as we are not in default of our obligations, the license agreement will be renewed annually provided that we increase our purchases from SAC by at least 20% over the preceding year.

         We have entered into an agreement with Integrated Design, Inc. under which Integrated Design has agreed to develop a software program to enable the payroll data produced by CheckPoint T/A(TM) to be transferred to third party payroll services such as ADP and Paychex. We have agreed to license the software from Integrated Design and pay license fees aggregating at least $100,000 during the first two years of the agreement. We have also agreed to pay Integrated Design a $10,000 software development fee. The agreement is for a term of five years, with five year renewal terms, but may be canceled by either party on 90 days written notice. The agreement also provides us access to the software and allows us to continue to use Integrated Design's software in the event of their dissolution, bankruptcy or similar events.

         We have entered into a strategic alliance with Test Systems Engineering, one of our significant shareholders. Pursuant to this alliance, Test Systems Engineering will design, engineer, configure and assemble the hardware components of CheckPoint T/A(TM), in consultation with us, and to our specifications. All product testing and assembly will be performed at Test Systems Engineering's facilities, in order to maintain quality control. Our agreement with Test Systems Engineering terminates on December 31, 2005, but, as long as we remain in compliance with our obligations under the agreement, it will be automatically renewed for consecutive one year terms. For its services, Test Systems Engineering receives a fee payable at the rate of $75 per hour. We are dependent on Test Systems Engineering for its services in producing CheckPoint T/A(TM).

Sales and Marketing

         We intend to market CheckPoint T/A(TM) systems for base prices ranging from $5,995 to $7,995, depending on the number of employees who will be tracked on the system. Expansion modules can be added in one hundred employee increments, for $495. We will also offer software updates and on-site service contracts for additional fees.

         Initially, we will market CheckPoint T/A(TM) to manufacturers and retailers with at least 15 employees. We plan to sell CheckPoint T/A(TM) and future products through an in-house sales force who will use telemarketing lead generation, direct marketing programs, trade show participation, and local, regional and national advertising campaigns to generate sales. We are also evaluating whether our biometric technology can be used to conduct secure commerce over the Internet.

         We have also engaged independent sales representatives to market our products in the Atlanta, New York, Miami and Los Angeles markets. We intend to engage sales representatives to cover additional territories over the next 12 months. Initially, we intend to seek penetration of the retail merchandise, home and business security, food processing facilities, textile manufacturing and trucking and transport distribution markets through the services of these representatives. Sales representatives are generally compensated by a commission based upon the sales prices of systems sold by them.

Intellectual Property

         We have developed our own software and we claim common law ownership of our software. We also intend to enhance our ownership by filing for copyright protection for our software with the United States Patent and Trademark Office. We are also investigating whether our CheckPoint T/A(TM) system configuration of hardware and software may be the subject of a successful patent application.

         Whether or not we obtain formal protection for our software, hardware or CheckPoint T/A(TM) system, we intend to vigorously protect our ownership rights. However, protection of our rights will not prevent others from developing similar technology on their own or developing other products that may be used for purposes similar to ours. If these events occur, others may become our competitors and our financial condition and the results of our operations may be adversely affected.

Employees

         We currently employ nine people, six of whom are full-time employees, in the following capacities: three executive officers, one administrative employee, three sales and marketing personnel and two programmers. Our employees are not represented by a collective bargaining unit. We believe that the relations with our employees are good.

Legal Proceedings

         We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

Description of Property

         We currently lease approximately 1,300 square feet of office space at our Tamarac, Florida headquarters. The lease is with an unaffiliated party. Our monthly lease payments range from approximately $1,166 to $1,285 over the lease term. The lease expires in July 2002 and provides that we may not assign or sublet the premises without the landlord's prior written consent.

                                   MANAGEMENT

Directors and Executive Officers

         The following table includes the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Officers are elected by the Board and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the Board.

NAME                                       AGE                                    POSITION
----                                       ---                                    --------
Dore Scott Perler                           39                         Chief Executive Officer, President
                                                                       and Director

Andrew Goldrich                             38                         Vice President and Director

Shawn Tartaglia                             30                         Chief Technical Officer and Director

Julie Slater                                40                         Director

         Dore Scott Perler has served as the Chief Executive Officer and President of the Company, and a member of its Board of Directors, since July 1998. From May 1993 to July 1998, Mr. Perler was a founder, Director, and Vice President of Sales covering the Southeast United States and Latin America, for Latinrep, Inc., a manufacturer's representative organization. He assisted in the formation of Latin Channels, a trade show for Latin American distributors.

         Andrew Goldrich has served as the Vice President of the Company, and a member of its Board of Directors, since July 1998. From January 1984 to July 1998, Mr. Goldrich was Vice President of Sales and Finance for Sassy Knitting Mills, Inc., a privately-held garment manufacturer. He was a founder of Sassy Knitting Mills, where he implemented a national salesforce and was responsible for overall financial and marketing activities.

         Shawn Tartaglia has served as the Chief Technical Officer of the Company, and a member of its Board of Directors, since July 1998. From November 1997 to July 1998, Mr. Tartaglia was Manager of Information Systems for CompScript, Inc., a privately-held pharmaceutical provider. From February 1993 to November 1997, he was employed by Solopak Pharmaceuticals, a privately-held pharmaceutical supplier, as its Systems and Telecommunications Manager.

         Julie Slater has served on the Company's Board of Directors, since January 1999. From 1984 and continuing until the present, Ms. Slater is Vice President of All Eyes Optical, a privately-held optometry and retail eye wear provider.

         We have also engaged several consultants who we believe are significant to our business. They are:

         Doug Kilarski is our Operations Director, Business Operations. Mr. Kilarski has served as a consultant to us since July 1998. From 1994 to the present he is the Vice President, Analyst for Aspen Business Development, a privately-held business development organization.

         Alex Schlinkmann is our Operations Director, Hardware Engineering and Manufacturing. Mr. Schlinkmann has been employed by us since July 1998. From 1991 to the present he serves a President and Design Engineer for Test Systems Engineering, a privately-held manufacturer of automated assembly machines.

         Jamie Schlinkmann is our Operations Director, Hardware Design. Mr. Schlinkmann is the brother of Alex Schlinkmann, and has been a consultant to us since July 1998. From 1991 to the present, he serves as Vice President and Design Engineer for Test Systems Engineering, a privately-held manufacturer of automated assembly machines.

         Board Committees: We do not as yet have an audit committee or a compensation committee. However, once we elect independent directors, we expect to organize these committees.

         Employment Agreements. In March 1999, we entered into employment agreements with each of Dore Scott Perler, Andrew Goldrich and Shawn Tartaglia. Each agreement provides for employment at our discretion, and may be terminated at any time, for any reason not prohibited by law. The agreements require each employee to devote all of his work time and attention to our business, and contain confidentiality provisions prohibiting the employee from divulging information concerning our business to any third party. Each employee is entitled to participate in our stock option plan, and in all other benefit programs established by the board of directors for the benefit of our employees. We pay Messrs. Perler and Goldrich annual salaries at the rate of $67,600 per year, and Mr. Tartaglia at the rate of $65,000 per year.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information relating to the compensation we paid during the past three fiscal years to: (i) our President and Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998:

                                    Fiscal                             Other Annual                     LTIP     All Other
Name and Principal Position         Year         Salary       Bonus    Compensation     Options/ (#)    Payouts  Compensation
---------------------------         ----         ------       -----    ------------     ------------    -------  ------------
Dore Scott Perler, CEO               1998           -            -          -               -              -       --

Option Grants in Last Fiscal Year

         The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended December 31, 1998 to (i) our President and Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998.

                                                Percent of
                                Number of     Total Options/
                               Securities      SARs Granted
                               Underlying      To Employees          Exercise Or
                              Options/SARs       In Fiscal           Base Price
      Name                     Granted (#)          Year               ($/Sh)           Expiration Date
      ----                     -----------          ----               ------           ---------------
Dore Scott Perler, CEO              -               -                     -                   --

Incentive and Non-Qualified Stock Option Plan

         On July 19, 1999, the board of directors adopted our 1999 stock option plan. We have reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

         Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 1999 stock option plan is currently administered by our board of directors.

         Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 110% holder of our voting stock are exercisable at a price equal to or greater than 10% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of the date of this prospectus, we have not granted any options under the 1999 stock option plan.

Option Exercises and Holdings

         The following table contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 1998 to (i) our President and Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                                            Number of
                                                                           Securities            Value of
                                                                           Underlying           Unexercised
                             Shares                                        Unexercised         In-The-Money
                            Acquired                                      Options/SARs         Options/SARs
                               On                         Value           At FY-End (#)        At FY-End ($)
                            Exercise                    Realized          Exercisable/         Exercisable/
      Name                     (#)                         ($)            Unexercisable        Unexercisable
      ----                -------------               -------------       -------------        -------------
Dore Scott Perler, CEO         -                            -                   -                   --


Long-Term Incentive Plans Awards in Last Fiscal Year

                                     Number          Performance
                                    of Shares         or Other               Estimated Future Payouts Under
                                    Units or        Period Until              Non-Stock Price-Based Plans
                                  Other Rights       Maturation              Threshold   Target     Maximum
      Name                            (#)             or Payout                ($or #)  ($or #)    ($ or #)
      ----                    --------------------    ---------             -------------------  ------------
Dore Scott Perler, CEO                  -                 -                      -          -      --

Limitation on Liability and Indemnification Matters

         As authorized by the Florida Business Corporation Law, our Articles of Incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

         o any breach of the director's duty of loyalty to our company or its shareholders;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o unlawful payments of dividends or unlawful stock redemptions or repurchases; and

         o any transaction from which the director derived an improper personal benefit.

         This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our Articles of Incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.


                              CERTAIN TRANSACTIONS

Corporate History

         We were organized in Idaho on February 5, 1968 under the name Century Silver Mines, Inc. Originally, we developed mining properties, but by 1998 we had ceased those operations. In January 1999, we reduced the shares of our stock that were outstanding by combining each 7.74 shares that were outstanding, into one share. Then in January 1999, we acquired Sense Technologies, Inc., and we issued 4,026,700 of our shares to the shareholders of Sense Technologies, Inc. We now own and operate Sense Technologies, Inc. as our wholly-owned subsidiary. All numbers of shares in this prospectus reflect the "reverse split". In June 1999, we changed our corporate domicile from Idaho to Florida and changed our name to Sense Holdings, Inc.


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information known to us relating to the beneficial ownership of shares of common stock by: each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock; each director; each executive officer; and all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Sense Holdings, Inc., 7300 West McNab Road, Suite 117, Tamarac, Florida 33321.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

         Under securities laws procedures, a person is considered to be the beneficial owner of securities that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of the date of this prospectus, have been exercise or converted.

Name and Address of                            Amount and Nature of                      Percentage
  Beneficial Owner                             Beneficial Ownership                       of Class
  ----------------                             --------------------                       --------
Dore S. Perler                                       1,344,725                             22.1%
9400 S.W. 49th Place
Cooper City, FL 33328

Andrew Goldrich                                      1,284,519                             22.1%
21653 Marigot Drive
Boca Raton, FL 33428

Shawn Tartaglia                                        193,585                              3.2%
6888 Ashburn Road
Lake Worth, FL 33467

Julie Slater                                            38,703                              1.0%
402 N.W. 118th Terrace
Coral Springs, FL 33071

Officers and Directors                               2,861,532                             47.1%
as a group (4 persons)

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 10,000,000 shares of common stock, $.10 par value per share. As of the date of this prospectus, there are 6,071,736 shares of common stock issued and outstanding, which are held of record by approximately 800 holders.

Common Stock

         Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid an non-assessable upon our issuance of these shares.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is American Securities Transfer and Trust, 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, and its telephone number is (303) 986-5400.

Reports to Securityholders

         We intend to furnish our stockholders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to securityholders as we deem appropriate.

                             SELLING SECURITYHOLDERS

         The following table sets forth (1) the name of each selling securityholder, (2) the number or shares of common stock beneficially owned by each selling securityholder as of the date of this prospectus, giving effect to the exercise of the selling securityholders' warrants into shares of common stock and (3) the number of shares being offered by each selling securityholder. The shares of common stock being offered are being registered to permit public sales and the selling securityholders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling securityholder are being borne by the Company. The Company will receive none of the proceeds of this offering.

                                    Shares Owned          Shares Available           Shares          Percent of
                                   Prior to this            Pursuant to            Owned after          Class
Selling Securityholder                Offering             this Prospectus          Offering       after Offering
----------------------                --------             ---------------          --------       --------------
Austin Gleason                        66,667                   66,667                   -                 -
Eugene Graves                         66,667                   66,667                   -                 -

                                       25


Leon Hertzon                          10,000                   10,000                   -                 -
Bill Hickey                           66,667                   66,667                   -                 -
Earl Hingson, Jr.                     10,000                   10.000                   -                 -
Ivy Entertainment                     15,000                   15,000                   -                 -
Michael Janis                         33,333                   33,333                   -                 -
Joyce Westmoreland                    33,333                   33,333                   -                 -
Alan Silverberg                       10,000                   10,000                   -                 -
Andrew Astrove                        10,000                   10,000                   -                 -
Lisa Battaglia                         4,000                    4,000                   -                 -
David Baum                            13,500                   13,500                   -                 -
545775 BC Ltd.                        10,000                   10,000                   -                 -
Adam Childers                         40,000                   40,000                   -                 -
James Corrado                         24,000                   24,000                   -                 -
Richard David                        133,333                  133,333                   -                 -
Gerard Kearns                         57,333                   57,333                   -                 -
William Kearns                         5,000                    5,000                   -                 -
Philip Kendall                        50,000                   50,000                   -                 -
Herbert Meislich                      66,667                   66,667                   -                 -
Robert Murray                          5,000                    5,000                   -                 -
Schneider Fuel Pension                20,000                   20,000                   -                 -
Josette Pieroni                       13,333                   13,333                   -                 -
Marty Powell                           7,000                    7,000                   -                 -
Thomas Ralston                         1,000                    1,000                   -                 -
Jeffrey Rappaport                     15,000                   15,000                   -                 -
Dan Rosen                              3,000                    3,000                   -                 -
Brian Ross                            20,000                   20,000                   -                 -
Charlotte Sundquist                    1,734                    1,734                   -                 -
Michael Schift                         4,000                    4,000                   -                 -
Scott Schift                           4,000                    4,000                   -                 -
Alvin Siegel                          20,000                   20,000                   -                 -
Mitchell Thomas                        5,000                    5,000                   -                 -
George Thompson                       66,667                   66,667                   -                 -
Brian Wallach                          6,667                    6,667                   -                 -
Warren Struhl Fam. Part.              33,333                   33,333                   -                 -

                                       26


Jeff Weiss                             6,667                    6,667                   -                 -
David Zakala                          12,000                   12,000                   -                 -
John Zale                             26,667                   26,667                   -                 -
William Zimmerman                     10,000                   10,000                   -                 -
Mel Goldstein                          1,000                    1,000                   -                 -
Jack Blanco                              500                      500                   -                 -
Fred Banner                            5,333                    5,333                   -                 -
Adam Rovner                            3,333                    3,333                   -                 -
lst Level Capital                    225,000                  225,000                   -                 -
                                   ---------                ---------                  --                --

TOTAL                              1,241,734                1,241,734                   -                --
                                   =========                =========

------------------------

(a)      Less than one percent

         The information contained in the foregoing table is derived from our books and records, as well as from our transfer agent.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling securityholders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with sales of securities.

         The selling securityholders may sell the securities in one or more of the following methods:

         (a) a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principals to facilitate the transaction;

         (b) purchasers by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;

         (c) ordinary brokerage transactions and transactions which the broker solicits purchases, and

         (d) face-to-face transactions between sellers and purchasers without a broker-dealer.

         In making sales, brokers or dealers used by the selling securityholders may arrange for other brokers or dealers to participate. The selling securityholders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling securityholder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling securityholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have provided each of the selling securityholders with a copy of these rules. We have also told the selling securityholders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

         Sales of securities by us and the selling securityholders or even the potential of these sales may have a negative effect on the market price of the shares of common stock offered hereby.

                         SHARES ELIGIBLE FOR FUTURE SALE

         At the date of this prospectus, we will have 6,071,736 shares of common stock issued and outstanding of which 732,021 shares are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include 1,500,000 shares that will be received upon exercise of options granted under our stock option plan. They may be resold by their holders as long as they are covered by a current registration statement.

         All of the remaining 5,339,715 shares of common stock currently outstanding are restricted securities. Of these restricted shares, 1,241,734 shares will be immediately eligible for sale. The remaining restricted shares will become eligible for sale at various times provided that they have been held for at least one year.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort
Lauderdale, FL 33301, Florida.

                                     EXPERTS

         The consolidated financial statements as of December 31, 1998, and for the year then ended, appearing in this prospectus and registration statement have been audited by Feldman Sherb Horowitz & Co., P.C., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval Systems are publicly available through the SEC's site on the World Wide Web located at http//www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system.

         Upon the closing of this offering, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file reports, and other information with the SEC. We intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            REPORT ON AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS

            FROM JULY 13, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998



                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report....................................................................................F-2
Consolidated Balance Sheets.....................................................................................F-3
Consolidated Statements of Operations...........................................................................F-4
Consolidated Statements of Stockholders' (Deficit) Equity.......................................................F-5
Consolidated Statements of Cash Flows...........................................................................F-6
Notes to Consolidated Financial Statements...............................................................F-7 - F-12


                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Sense Holdings, Inc. and Subsidiary
Sunrise, Florida

         We have audited the accompanying consolidated balance sheet of Sense Holdings, Inc. and Subsidiary (A Development Stage Enterprise) as of December 31, 1998, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the period July 13, 1998 (Inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sense Holdings, Inc. and Subsidiary (A Development Stage Enterprise) as of December 31, 1998, and the results of its operations and its cash flows for the period July 13, 1998 (Inception) through December 31, 1998, in conformity with generally accepted accounting principles.



                                            Feldman Sherb Horowitz & Co., P.C.
                                            Certified Public Accountants

New York, New York
July 2, 1999


                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                       -----------------------------------

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------
                        (A Development Stage Enterprise)
                        --------------------------------


                                                                                    December 31,    June 30,
                                                                                        1998          1999
                                                                                        ----          ----
                                                                                                  (unaudited)
                                     ASSETS
CURRENT ASSETS:
  Cash                                                                             $     13,147  $  527,149
  Inventory                                                                                   -      33,709
  Prepaid expenses                                                                            -      37,500
  Other current assets                                                                    1,634       1,634
                                                                                   ------------  ----------
    TOTAL CURRENT ASSETS                                                                 14,781     599,992

PROPERTY AND EQUIPMENT, net                                                               8,597      12,087
                                                                                   ------------  ----------

                                                                                   $     23,378  $  612,079
                                                                                   ============  ==========

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                                28,924 $      46,968
  Common stock to be issued                                                             110,500           -
                                                                                   ------------  ----------
    TOTAL CURRENT LIABILITIES                                                           139,424      46,968
                                                                                   ------------  ----------

STOCKHOLDERS' (DEFICIT) EQUITY:
  Common stock, $.10 par value, 10,000,000 shares authorized;
   288,300 and 5,836,566 shares issued and outstanding, respectively                     28,830     583,657
  Additional paid-in capital                                                             29,753     529,801
  Accumulated (deficit) equity                                                         (174,629)   (548,347)
                                                                                   ------------  ----------
    TOTAL STOCKHOLDERS' (DEFICIT) EQUITY                                               (116,046)    565,111
                                                                                   ------------  ----------

                                                                                   $     23,378  $  612,079
                                                                                   ============  ==========

                 See notes to consolidated financial statements
                                       F-3


                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                       -----------------------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                        (A Development Stage Enterprise)
                        --------------------------------



                                                         From July 13,          Six Months            From July 13,
                                                        1998 (Inception)           Ended            1998 (Inception)
                                                        to December 31,          June 30,             to June 30,
                                                              1998                1999                     1999
                                                       -------------------   ------------------   ----------------------
                                                                                (unaudited)            (unaudited)
OPERATING EXPENSES:

   Depreciation                                        $              858    $             850    $               1,708
   Rent                                                             2,650                3,789                    6,439
   Research and development                                        71,510               66,907                  138,417
   Non-cash compensation                                                -               91,250                   91,250
   General and administrative                                      99,611              210,922                  310,533
                                                       -------------------   ------------------   ----------------------
                                                                  174,629              373,718                  548,347
                                                       -------------------   ------------------   ----------------------

NET LOSS                                               $          174,629    $         373,718    $             548,347
                                                       ===================   ==================   ======================


Net loss per common share                              $             0.04    $            0.08    $                0.12
                                                       ===================   ==================   ======================

Weighted Average
Number of shares outstanding                                    4,315,000            4,498,102                4,664,483
                                                       ===================   ==================   ======================


                 See notes to consolidated financial statements

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                       -----------------------------------

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
            ---------------------------------------------------------
                        (A Development Stage Enterprise)
                        --------------------------------



                                                  Common Stock
                                          ------------------------------      Additional                                Total
                                           Number of                           Paid-in          Accumulated         Stockholders'
                                             Shares             Amount         Capital            Deficit         (Deficit) Equity
                                          --------------    ------------    --------------   ------------------   ------------------
Balance, July 13, 1998 (Inception)              288,300     $    28,830     $     (28,830)   $               -     $              -

Capital contribution                                  -               -            58,583                    -               58,583

Net loss                                              -               -                 -             (174,629)            (174,629)
                                          --------------    ------------    --------------   ------------------   ------------------

Balance, December 31, 1998                      288,300          28,830            29,753             (174,629)            (116,046)

Issuance of common stock pursuant
to share exchange agreement (unaudited)       4,026,700         402,670          (402,670)                   -                    -

Capital contribution (unaudited)                      -               -           141,200                                   141,200

Cancellation of common stock (unaudited)        (50,000)         (5,000)            5,000                    -                    -

Issuance of Common Stock (unaudited)          1,256,566         125,657           696,768                    -              822,425

Issuance of Common Stock
for services rendered (unaudited)               315,000          31,500            59,750                    -               91,250

Net loss (unaudited)                                  -               -                 -             (373,718)            (373,718)
                                          --------------    ------------    --------------   ------------------   ------------------

Balance, June 30, 1999 (unaudited)            5,836,566     $   583,657     $     529,801    $        (548,347)   $         565,111
                                          ==============    ============    ==============   ==================   ==================

                 See notes to consolidated financial statements.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                       -----------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                        (A Development Stage Enterprise)
                        --------------------------------


                                                                    From July 13,          Six Months           From July 13,
                                                                   1998 (Inception)           Ended            1998 (Inception)
                                                                   to December 31,         June 30,            to June 30,
                                                                         1998                 1999                   1999
                                                                 ---------------------   ----------------    ---------------------
                                                                                           (unaudited)           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                    $           (174,629)   $      (373,718)    $           (548,347)
                                                                 ---------------------   ----------------    ---------------------
     Adjustments to reconcile net loss to net cash
       provided by (used in) operations:
          Depreciation                                                            858                850                    1,708
          Non-cash compensation                                                     -             91,250                   91,250

     Changes in assets and liabilities:
         Increase in inventory                                                      -            (33,709)                 (33,709)
         Increase in prepaid and other current assets                          (1,634)           (37,500)                 (39,134)
         Increase in accounts payable and accrued expenses                     28,924             18,044                   46,968
                                                                 ---------------------   ----------------    ---------------------
           Total adjustments                                                   28,148             38,935                   67,083
                                                                 ---------------------   ----------------    ---------------------

CASH USED IN OPERATIONS                                                      (146,481)          (334,783)                (481,264)
                                                                 ---------------------   ----------------    ---------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                      (9,455)            (4,340)                 (13,795)
                                                                 ---------------------   ----------------    ---------------------
CASH FLOWS USED IN INVESTING ACTIVITIES                                        (9,455)            (4,340)                 (13,795)
                                                                 ---------------------   ----------------    ---------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from sale of common stock to be issued                          110,500           (110,500)                       -
     Proceeds from the sale of common stock                                         -            822,425                  822,425
     Capital contribution                                                      58,583            141,200                  199,783
                                                                 ---------------------   ----------------    ---------------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                                   169,083            853,125                1,022,208
                                                                 ---------------------   ----------------    ---------------------

NET INCREASE IN CASH                                                           13,147            514,002                  527,149

CASH - beginning of period                                                          -             13,147                        -
                                                                 ---------------------   ----------------    ---------------------

CASH - end of period                                             $             13,147    $       527,149     $            527,149
                                                                 =====================   ================    =====================

                 See notes to consolidated financial statements
                                       F-6

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                       -----------------------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

       FOR THE PERIOD JULY 13, 1998 (Inception) THROUGH DECEMBER 31, 1998
       ------------------------------------------------------------------

Sense Technologies, Inc. ("Sense")was formed on July 13, 1998 to design, develop, manufacture and sell security identification systems.

On January 19, 1999, Sense was acquired by Century Silver Mines, Inc. ("CSM"), an Idaho corporation, for 4,026,700 shares of CSM stock (the "Exchange"). The Exchange was completed pursuant to the Agreement and Plan of Reorganization between Sense and CSM. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Sense, pursuant to which Sense is treated as the continuing entity. In August 1999, pursuant to the approval of the Board of Directors of CSM, the name of the company changed to Sense Holdings, Inc. (the "Company").

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

         A. Principles of consolidation - The financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany transactions have been eliminated.

         B. Equipment - Equipment is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various assets.

         C. Inventories - Inventories are stated at the lower of average cost or market.

         D. Income Taxes - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

         E. Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash, receivables, and accounts payable approximate their fair market value based on the short-term maturity of these instruments.

         F. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         G. Impairment of long-lived assets - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 1998, the Company believes that there has been no impairment of its long-lived assets.

         H. Comprehensive Income - The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net loss and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distribution to stockholders. For the period ended December 31, 1998, the Company had deemed comprehensive income to be negligible.

         I. Research and Development - Research and development costs are expensed as incurred. These costs primarily consists of fees paid for the development of the Company's software. Research and development costs for the period ended December 31, 1998 were $71,510.

         J. Stock Based Compensation - The Company accounts for stock transactions in accordance with APB No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123.

         K. New Accounting Pronouncements - The Company will adopt Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") for the period ended December 31, 1998. SFAS No. 131 requires the Company to report selected information about operating segments in its financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new pronouncement is not expected to have a material impact on the Company's disclosures.

                           The Company will adopt Statement of Financial
                  Accounting Standards No. 132 ("SFAS No. 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits" for the period ended December 31, 1998. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The application of the new pronouncement is not expected to have a material impact on the financial statements.

         L. Licensing Agreements - Licensing agreements are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over an estimated life of ten years based upon management's expectations relating to the life of the technology and current competitive market conditions. The estimated life is reevaluated each year based upon changes in these factors.

         M. Earnings Per Share - The Company has adopted the provisions of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net loss per share is based on the weighted average number of shares outstanding. Potential common shares included in the computation are not presented in the financial statements as their effect would be anti-dilutive.

2.       EQUIPMENT
         ---------

         Equipment is as follows:


             Computer equipment                                    9,455
             Less: Accumulated depreciation                          858
                                                            ------------
                                                            $      8,597
                                                            ============

3.       COMMITMENTS
         -----------

         A. Rent - The Company leases office space under operating leases commencing September 1998. The lease expires September 1999.

                  Minimum rental commitments are as follows:


                         1999         $         8,268
                                     ================

         B. License Agreement -The Company entered into a licensing agreement with a software development company. Under this agreement, the Company has exclusive rights to include the software company's technology in its identification systems. The Company has agreed to pay $100,000 for the right to use this technology. The Company has also agreed to pay royalties of $50 per system sold, with annual minimum royalties of $50,000. As of June 30, 1999, the Company has paid $37,500 and must pay the balance in three quarterly installments. The license can be renewed annually .

         C. Employment Agreements - In March 1999 the Company entered into one-year employment agreements with three officers. The total commitment to the Company for these agreements will aggregate $200,200.

4.       INCOME TAXES
         ------------

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

         The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income
         (loss) before provision for income taxes, the reconciliation is as follows:


             Taxes benefit computed at statutory rate         $     (59,000)

             Income tax benefit not utilized                         59,000
                                                            ---------------
             Net income tax benefit                           $           -
                                                            ===============

         The Company has a net operating loss carryforward for tax purposes totaling approximately $175,000 at December 31, 1998 expiring in the year 2013.

         Listed below are the tax effects of the items related to the Company's net tax liability:


             Tax benefit of net operating loss carryforward    $       59,000
             Valuation Allowance                                      (59,000)
                                                              ---------------
             Net deferred tax asset recorded                   $            -
                                                              ===============

5.       STOCKHOLDERS' EQUITY
         --------------------

                  On January 15, 1999 the Company declared a 1 for 7.74 reverse stock split. The financial statements for all periods presented have been retroactively adjusted for the stock split.

                  On January 19, 1999, the Company issued 4,026,700 shares of common stock to former shareholders of Sense Technologies, Inc., in connection with the Company's acquisition of all of the issued and outstanding shares of Sense Technologies, Inc. The Company also received cash of $141,200 relating to the acquisition.

                  In January 1999, the Company issued an aggregate of 290,000 shares of common stock to various consultants, in consideration of services rendered to the Company. Such shares were valued at an aggregate of $72,500 or approximately $.25 per share. Such issuance was recorded as non-cash compensation expense.

                  In March 1999, the Company issued an aggregate of 240,000 shares of common stock to various people, for an aggregate of $60,000 or approximately $.25 per share.

                  In June 1999, the Company issued 25,000 shares of common stock to various consultants, in consideration of services rendered to the Company. Such shares were valued at an aggregate of $18,750 or approximately $.75 per share. Such issuance was recorded as non-cash compensation expense.

6.       SUBSEQUENT EVENTS (Unaudited)
         -----------------------------

         A. Issuance of Common Stock - In July 1999, the Company issued 225,000 shares of common stock to various consultants, in consideration of services rendered to the Company. Such shares were valued at an aggregate of $168,750 or approximately $.75 per share.

                  From April to August 1999, the Company issued an aggregate of 1,026,733 shares of common stock for an aggregate purchase price of $770,050 or approximately $.75 per share.

         B. Stock Option Plan - On July 19, 1999, the board of directors adopted the Company's 1999 stock option plan. The company has reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in the ownership and growth through the grant of incentive and non-qualified options.

                  Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 1999 stock option plan is currently administered by the Company's board of directors.

                  Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of the options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of the Company's voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock at the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% f the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As June 30, 1999, the Company has not granted any options under the 1999 stock option plan

         C. Licensing Agreement - The Company intends to enter into an agreement with another software development company. The Company has agreed to license the software from the software development company and pay license fees of at least $100,000 per year during the first two years of the agreement. The Company has also agreed to pay the software development company a $10,000 software development fee. The agreement is for a term of five years, with five year renewal terms, but may be canceled by either party on 90 days written notice. The Company intends to enter into the agreement with the software development company once the Company reaches an agreement on obtaining the right to continue the software development company's software in the event of their dissolution, bankruptcy or similar events.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                      Page
                                                      ----

Available Information
Prospectus Summary
Risk Factors
Capitalization
Use of Proceeds
Price Range of Common Stock
  and Dividend Policy
Forward-Looking Statements
Management's Discussion and
  Analysis or Plan of Operation
Business
Management
Executive Compensation
Certain Transactions
Principal Shareholders
Description of Securities
Selling Securityholders
Plan of Distribution
Shares Eligible for Future Sale
Legal Matters
Experts
Additional Information
Financial Statements


                                1,241,734 SHARES

                              SENSE HOLDINGS, INC.



                                   PROSPECTUS



                             ________________, 1999


         Until _________, 199___ (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distri bution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

         The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) deriving an improper personal benefit from a transaction, (iii) voting for or assenting to an unlawful distribution and (iv) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.................................................     $     345
Legal Fees and Expenses*........................................................        20,000


                                      II-1

Accounting Fees and Expenses*...................................................        15,000
Financial Printing*.............................................................         3,000
Transfer Agent Fees*............................................................         1,500
Blue Sky Fees and Expenses*.....................................................           500
Miscellaneous*..................................................................         4,655

          TOTAL.................................................................       $45,000

* Estimated

None of the foregoing expenses are being paid by the selling securityholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         On or about January 19, 1999, the Company issued 4,026,700 shares of common stock to the 38 former shareholders of Sense Technologies, Inc., in connection with the Company's acquisition of all of the issued and outstanding shares of Sense Technologies, Inc. The former shareholders of Sense Technologies, Inc. had access to financial statements and other relevant information concerning the Company and this transaction was exempt from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Rule 506 of Regulation D and/or Section 4(2) of the Act, and the rules and regulations thereunder.

         In January 1999, the Company issued an aggregate of 290,000 shares of common stock to four persons, in consideration of consulting services rendered to the Company. Such shares were valued at an aggregate of $43,500 or approximately $.15 per share. These shares were issued pursuant to Rule 504 of Regulation D under the Act.

         In March 1999, the Company issued an aggregate of 240,000 shares of common stock to 7 persons, for an aggregate purchase price of $60,000 or approximately $.25 per share. These shares were issued pursuant to Rule 504 of Regulation D under the Act.

         From April to August 1999, the Company issued an aggregate of 1,016,734 shares of common stock to 44 persons, for an aggregate purchase price of $700,000 or approximately $.69 per share. These shares were issued pursuant to Rule 504 of Regulation D under the Act. To the extent that these shares were sold subsequent to April 6, 1999, the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom.

         In June 1999, the Company issued 25,000 shares of common stock to 9 employees, consultants and/or professional advisors to the Company. The employees, consultants and advisors had a preexisting business relationship with the Company, had access to financial statements and other relevant information concerning the Company and the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, this transaction was exempt from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Rule 506 of Regulation D and/or Section 4(2) of the Act, and the rules and regulations thereunder.

         In July 1999, the Company issued 225,000 shares of common stock to a consultant, in consideration for services rendered to the Company. The consultant had a preexisting business relationship with the Company, had access to financial statements and other relevant information concerning the Company and the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, this transaction was exempt from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Rule 506 of Regulation D and/or Section 4(2) of the Act, and the rules and regulations thereunder.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


Exhibit No.                         Description of Document
-----------                         -----------------------
        2         Agreement and Plan of Merger between Century Silver Mines, Inc. and Sense
                  Holdings, Inc.
   3.1(a)         Articles of Incorporation of Sense Holdings, Inc.
   3.1(b)         Articles of Merger of Century Silver Mines, Inc. into Sense Holdings, Inc. (FL)
   3.1(c)         Articles of Merger of Century Silver Mines, Inc. into Sense Holdings, Inc. (ID)
      3.2         Bylaws
        5         Opinion and Consent of Atlas, Pearlman, Trop & Borkson, P.A.
     10.1         Stock Option Plan
     10.2         Employment Agreement between the Company and Dore Scott Perler
     10.3         Employment Agreement between the Company and Andrew Goldrich
     10.4         Employment Agreement between the Company and Shawn Tartaglia
     10.5         Technology License Agreement, as amended, with SAC Technologies, Inc.
     10.6         Lease for Tamarac Office
    10.11         Manufacturing and Non-Compete Agreement with Test Systems Engineering
    10.12         Sales Agreement with Integrated Design, Inc.
       21         Subsidiaries of Registrant
    23(i)         Consent of Atlas, Pearlman, Trop & Borkson, P.A. (see Exhibit 5)
   23(ii)         Consent of Feldman Sherb Horowitz & Co. P.C.
       27         Financial Data Schedule

-------------------------

ITEM 28.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant also undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tamarac, Florida on September 16, 1999.

                                                  SENSE HOLDINGS, INC.


                                                  By:  /s/ Dore Scott Perler
                                                  --------------------------
                                                  Dore Scott Perler
                                                  Chairman and Chief Executive
                                                    Officer


         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                 TITLE                                      DATE
        ---------                                 -----                                      ----
/s/ Dore Scott Perler                       Chief Executive Officer,                  September 16, 1999
------------------------------------        President and Director
Dore Scott Perler                           (Principal Executive Officer
                                            and Principal Accounting
                                            Officer)


/s/ Andrew Goldrich                         Vice President and Director               September 16, 1999
------------------------------------
Andrew Goldrich


/s/ Shawn Tartaglia                         Chief Technical Officer                   September 16, 1999
------------------------------------        and Director
Shawn Tartaglia


/s/ Julie Slater                            Director                                  September 16, 1999
------------------------------------
Julie Slater